Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SVMK INC.

SVMK Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 28, 2011, under the name SurveyMonkey Inc.

2.Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

3.Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted this Certificate of Amendment.

4.ARTICLE I of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“The name of the Corporation is Momentive Global Inc.”

The terms and provisions of this Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on June 15, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 14th day of June, 2021.

SVMK INC.
a Delaware corporation

By:	/s/ Alexander J. Lurie x
Name:Alexander J. Lurie Title:Chief Executive Officer